EXHIBIT 10.65





                                 DRILLPETRO INC.



                                     - AND -



                                 TECHDRILL INC.



                                     - AND -



                        WESTVILLE MANAGEMENT CORPORATION








________________________________________________________________________________
               AMETHYST FINANCIAL COMPANY LTD.'S SHAREHOLDERS'
                                    AGREEMENT
________________________________________________________________________________

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THIS AGREEMENT is made the 5th day of November 1998,

BETWEEN:

(1)   DRILLPETRO INC.
      A company incorporated in the Bahamas of Saffrey Square
      Suite 205
      Bank Lane
      P.O. Box N 8188
      Nassau

      ("DRILLPETRO")

(2)   TECHDRILL INC.
      A company incorporated in the Bahamas of Saffrey Square
      Suite 205
      Bank Lane
      P.O. Box N 8188
      Nassau

      ("TECHDRILL")

(3)   WESTVILLE MANAGEMENT CORPORATION
      A corporation incorporated in the British Virgin Islands of c/o Arias Fabrega & Fabrega Trust Co of Omar Hodge Building
      Wickhams Cay - Road Town Tortola
      British Virgin Islands

      ("WESTVILLE")

      DRILLPETRO, TECHDRILL and WESTVILLE shall hereinafter collectively be known as "Shareholders" or "Parties" and individually as "Shareholder" or "Party."

WHEREAS:

(A) The Parties have agreed to co-operate in the construction, ownership and operation of six dynamically positioned semi-submersible drilling units named or to be named "Amethyst II" through "Amethyst VII" (the "Vessels") through the medium of Amethyst Financial Company Ltd., a corporation registered in the British Virgin Islands (the "Holding Company") and its six wholly owned subsidiaries (the "Operating Companies").

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(B)   The Parties have agreed to enter into this Agreement for the purposes of recording the terms and conditions of their joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with the Holding Company.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS HEREIN, THE SHAREHOLDERS AGREE TO THE RECITALS ABOVE AND AS FOLLOWS:

1.    DEFINITIONS

      "AFFILIATE" of a Party means a company which owns, or is owned by, or which is owned by an entity which owns that Party; owns and owned mean in this definition the ownership directly or indirectly of at least 30% of the voting shares.

      "AMETHYST II DESIGN" means the design purchased by BiGem from De Hoop that will be used to construct the Vessels.

      "BUILDER(S)" means the relevant shipyard which has been selected or will be selected to construct each Vessel.

      "CONSTRUCTION AND SALE CONTRACT" means the contract between the Holding Company and each Builder for the construction and sale of the Vessel.

      "CONSTRUCTION CONTRACT ASSIGNMENT" means, where applicable, the assignment by the Holding Company to an Operating Company of all of the Holding Company's rights under the Construction and Sale Contract, including title to the Vessel.

      "DAY" means a calendar day.

      "EQUITY" means any and all risk bearing capital provided to the Holding Company by its shareholders in the form of share capital, subordinated loans or otherwise.

      "FORAMER" means Pride-Foramer S.A.

      "FORMARITIMA" means Formaritima Ltd., a company to be incorporated in the British Virgin Islands, to be a 50/50 joint venture company to be formed by Pride and Maritima for the provision of services to operate drilling and workover rigs.

      "HOLDING COMPANY" means Amethyst Financial Company Ltd., a company incorporated in the British Virgin Islands, Arias, Fabrega & Fabrega, P.O. Box 985, Omar Hodge Building, Wickhams Cay, Road Town, Tortola, B.V.I.

      "LENDERS" means the financial institutions or bond purchasers which may finance up to 90% of the construction, equipping and mobilization cost of each of the Vessels and includes their respective successors in title and transferees.

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      "LOAN AGREEMENT" means the pre-delivery and post-delivery loan contracts and indentures between the Holding Company and the Lenders and any related offering documents and prospectuses in respect of, inter alia, the financing of the construction, equipping and mobilization of the Vessels.

      "MARITIMA" means Maritima Petroleo e Engenharia Ltda., a company incorporated under Brazilian Laws; of Avenida Almirante Barroso, 52, 3400 GR, 20031-000 Centro, Rio de Janeiro, Brazil.

      "OPERATING COMPANIES" means Petrodrill Two Limited, Petrodrill Three Limited, Petrodrill Four Limited, Petrodrill Five Limited, Petrodrill Six Limited and Petrodrill Seven Limited, each a corporation registered in the British Virgin Islands and each a wholly owned subsidiary of the Holding Company.

      "THE PETROBRAS CHARTER" means the relevant Charter Agreement between Maritima and Petroleo Brasileiro S.A. (hereinafter referred to as Petrobras ) for the provision of each Vessel, as assigned or to be assigned in respect of the rights and obligations to the relevant Operating Company.

      "PETRODRILL ENGINEERING" means Petrodrill Engineering N.V., a company incorporated in the Netherlands Antilles under registration number 77521 with its registered office at Anthony Veder Building, Kaya Jacob Posner, Willemstad, Curacao, acting as construction manager on behalf of the relevant Project Company during the period of construction of the Vessels.

      "PROJECT" means all arrangements, including all financing arrangements with the Lenders, by the Parties to have the Vessels constructed and delivered to the Operating Companies for the purpose of performing the Petrobras Charters.

      "PROJECT COMPANIES" means the Holding Company and the Operating Companies.

      "PROJECT GROUP" means the Holding Company, BiGem and Petrodrill
      Engineering.

      "RELATED AGREEMENTS" means all the following agreements with regard to each Vessel:-

      (i)    Local Services Agreement between Maritima and Formaritima.

      (ii) Management Agreement between Formaritima and the Holding Company (the "Formaritima Management Agreement").

      (iii)  Technical Services Agreement between Foramer and Formaritima N.V.

      (iv) Agreement between Scheepswerf De Hoop Lobith B.V. ("DeHoop") and BiGem Holdings N.V. ("BiGem").

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      (v)    Construction Management Agreement between the Holding Company and
             Petrodrill Engineering B.V.

      (vi) Shareholders Agreement for BiGem among Westville, Drillpetro and Techdrill.

      (vii) Marine and Nautical Services Agreement between the Holding Company and a third party.

      (viii) Supply Agreement between Petrodrill Engineering and Foramer.

      (ix)   Supply Agreement between Petrodrill Engineering and Maritima.

      (x)    Supply Agreement between Petrodrill Engineering and a third party.

      (xi) Licencing Agreement between BiGem and the Holding Company together with

      (i) Shareholders Agreement for Petrodrill Engineering among Westville, Drillpetro and Techdrill.

      (ii)   Shareholder s Agreement for Formaritima between Westville and
             Maritima.

      (iii)  Matters Relating to the Petrobras Amethyst Contracts.

      (iv) Agency Agreement between the Holding Company and Barrier Enterprise and Rapisardi Investments Ltd.

      "VESSEL(S)" means semi-submersible dynamically positioned drilling or workover units to be owned by the Operating Companies for the purpose of the Project and built using the DeHoop Amethyst II Design licensed to the Holding Company by BiGem.

2.    EFFECTIVENESS

      This Agreement shall be effective as at the date hereof

3.    SCOPE AND PURPOSE

      The Shareholders hereby enter into this Agreement for the purpose of managing and operating their joint venture through the Holding Company, the main objects being to ensure that the Holding Company purchases, owns and operates the Vessels, directly or through the Operating Companies, for not only the initial purpose of making them available for performance under the Petrobras Charters, but also thereafter, always in the best interests of the Holding Company.

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4.    CAPITAL OF THE HOLDING COMPANY

4.1 Upon effectiveness the authorised share capital of the Holding Company will be US$1,000 with US$1,000 paid up and divided into 1,000 ordinary shares of US$1 each.

      On Completion the Shareholders shall acquire, subscribe and pay up in full for cash at par for shares in the Holding Company so that their respective legal and beneficial ownership of ordinary shares shall be:

      DRILLPETRO: a Fifty-five per cent (55%) interest in the Holding Company;

      TECHDRILL: a Fifteen per cent (15%) interest in the Holding Company; and

      WESTVILLE: a Thirty per cent (30%) interest in the Holding Company.

      The appropriate share certificates shall be issued by the Holding Company in favour of each of the Shareholders.

4.2 Any increase or decrease in the authorised or issued share capital of the Holding Company shall be decided by the unanimous consent of the Shareholders. Increases shall be contributed to by the Shareholders in full and in cash, in the same proportions as they are required to contribute to the initial issued capital of the Holding Company pursuant to Clause 4.1 above, unless the Shareholders unanimously agree otherwise in writing.

4.3 No capital as aforesaid shall carry interest for the Shareholders, nor shall it be withdrawn by the Shareholders once deposited, except with the unanimous written consent of the Shareholders and the approval by any appropriate regulatory authority.

FINANCING OF THE HOLDING COMPANY

5.1 Each Shareholder shall contribute to the capital/operating budget of the Holding Company, in proportion to its respective shareholding, those amounts stipulated in Appendix 1 through Appendix 6 hereto. The Shareholders undertake to advance such amounts on the dates/times stipulated in the said Appendix, and in any event within ten (10) Days of such date/time.

5.2 Each Shareholder shall also contribute to any overruns in the capital/operating budget of the Holding Company as and when the same shall become necessary, in the same manner as for the capital/operating budget referred to in Clause 5.1 above, save that such contributions shall be made within ten (10) Days of notice having been given by the Board of Directors of the Holding Company of the amount required. In the event of a failure of the Board of Directors to give such notice, the General Assembly acting by simple majority, may issue the said notice.

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5.3   If each of the Parties complies with their obligations under Clauses 5.1 and 5.2 hereof on the dates and at the times specified therein then the amounts advanced by each of the Parties shall be treated as subordinated loans repayable only following amortisation of any outstanding amounts owing to any applicable financing institutions PROVIDED ALWAYS THAT if one or more of the Parties fails to comply with its obligations under Clause
      5.1 or Clause 5.2 then any contributions made by the performing Parties pursuant to the provisions of Clause 5.1 and Clause 5.2 above shall be made in return for the issue of further shares in the Holding Company and shall not be interest bearing.

5.4 In the event that one or more Parties fails to advance the amounts required on the dates and at the times on which such contributions are required to be made (or within the grace period referred to in Clause 5.1 or 5.2 hereof) then the Parties performing their obligations under this Clause 5 shall be entitled within a further period of ten (10) Days to contribute towards the outstanding amount in proportion to their respective shareholding whereupon the number of shares which would have been issued to the Party concerned shall be allocated to those Parties performing their obligations under this Clause 5 in proportion to their existing shareholding.

5.5 All amounts required by the Holding Company in respect of its capital and operational needs, as approved from time to time by the Board of Directors of the Holding Company shall be incorporated in the Budget.

6.    PROFITS AND LOSSES

      The profits or loss for each financial year of the Holding Company shall be determined by audited financial statements drawn up in accordance with US Generally Accepted Accounting Principles and practices (US GAAP) and shall be submitted for approval by the Shareholders in Annual General Meeting.

7.    ACCOUNTS

7.1 Proper books of accounts of the Holding Company shall be maintained in accordance with US GAAP approved by its auditors for the time being. All such books of account shall be made available for inspection at all reasonable times by a Shareholder or its authorised representative.

7.2 The financial year of the Holding Company shall run from January 1st through to December 31st. The first financial year, however, shall commence upon the date of incorporation of the Holding Company.

      Financial statements (balance sheet and profit/loss account) shall be prepared within three months of the end of each financial year. Forthwith thereafter such statements shall be audited by the auditors for the Holding Company and upon approval of the same by the Board of Directors shall be submitted to the Shareholders in Annual General Assembly and upon approval by the Shareholders become binding on the Shareholders (except that

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      a Shareholder shall be entitled to require the rectification of any manifest error discovered therein within three months of the date on which such accounts were certified by the auditors and submitted by the Board of Directors to the Shareholders in Annual General Meeting).

      Ninety percent (90%) of the profits shown in an audited profit and loss account and available for distribution shall unless otherwise required by loan covenants of the Holding Company be distributed to the Shareholders following approval by the Holding Company's auditors of the relevant audited accounts and 10% shall not be distributed. The Shareholders recognise that until the Lenders have been repaid under the Loan Agreements no distribution shall be made to the Shareholders.

7.3   BANK ACCOUNTS

      Bank accounts shall be opened in London and elsewhere as decided by the Management Committee and pursuant to a Resolution of the Board of Directors and maintained in the name of the Holding Company in which shall be placed all sums received by the Holding Company and from which all disbursements on behalf of the Holding Company shall be made.

      The signatories to the accounts shall be appointed by the Board of Directors and all financial transactions above such amount as may from time to time be specified by the Board of Directors will require 3 authorised signatories, one to be appointed by each of the Shareholders.

      Closing of bank accounts shall take place exclusively pursuant to a decision to that effect by the Management Committee and a Resolution of the Board of Directors.

8.    AUDITORS

      The auditors of the Holding Company shall be a firm of accountants of international standing decided upon by the Management Committee and appointed by the Board of Directors.

9.    GENERAL ASSEMBLY

      Any Shareholder holding a 5% or greater interest in the Holding Company may require a Shareholders Meeting at any time to be held by providing 7 days prior written notice of same. A unanimous written resolution of the Shareholders shall be as effective as a resolution adopted at a meeting of the Shareholders. No business shall be transacted at any General Assembly Meeting of the Shareholders nor shall any resolutions be passed there unless one representative of each of the Shareholders is present PROVIDED ALWAYS that if the absence of one or more representatives of each shareholder prevents the passing of any resolution, then those representatives present may reconvene the meeting in question at the same location and on a date falling not earlier than 10 days nor

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      later than 30 days after the date of the failed meeting and shall give notice of such reconvened meeting to all the shareholders and of the agenda, proposed therefor, including all resolutions proposed for adoption at such meeting which shall be the same as the resolutions proposed for passing at the failed meeting. At such reconvened meeting the members present shall be entitled to deal with all items of business on the agenda and pass the resolutions proposed for such reconvened meeting provided that the members representing the majority of the issued shares in the Holding Company vote in favour of such resolution.

10.   OVERALL SUPERVISION AND CONTROL

10.1 Subject as herein otherwise provided, the Shareholders shall delegate to the Board of Directors the overall supervision and control of the Holding Company and all the powers requisite and necessary to enable the said Board of Directors to carry out its duties in that regard. The Board shall meet at least once every two months during the construction of the Vessel and at least once every three months thereafter.

      Subject to Clause 10.2 decisions in respect of the supervision and control of the Holding Company shall be shall be taken by way of a simple majority of the shares held in the Holding Company as voted by the holding shareholder.

      In the event of a disagreement concerning a matter proposed by one or more shareholder(s) constituting a majority of the shares in the Holding Company and provided that the matter does not require unanimity of the Board of Directors per Clause 10.2 below, then the matter will be resolved in the following order:

      1. The Parties will further discuss and use their best efforts to reach a consensus the matter within 5 business days; or

      2. Failing agreement under 1 above, the Party or Parties proposing the matter for decision will withdraw the proposal and/or modify it to the satisfaction of the disagreeing Party; or

      3. Failing resolution after 2 above within a period of 5 business days, any disagreeing Party will, at its option, either accept the proposed matter or have the right to exercise a put option over its interest in the Holding Company to the Party or Parties proposing the matter whereupon the Party or Parties proposing the matter will be obliged to purchase the disagreeing Party's or Parties' interest. The put option price will be the aggregate of
            (a) the amount paid by the disagreeing party for its shares in the Holding Company and (b) the principal amount outstanding under any shareholders loan of the disagreeing Party to the Holding Company and (c) 12% interest per annum accrued on (a) and
            (b).

      For the avoidance of doubt, any dispute regarding the financing of the construction of the Vessel shall be dealt with under this Clause 10.1.

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10.2  The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Holding Company so as to procure (insofar as they are able by the exercise of such rights and powers) that the Holding Company shall not, without the unanimous consent of the Board of Directors:

      (a) enter into or agree to any variation, amendments, cancellation or termination to the Related Agreements or any of them or the Petrobras Charters;

      (b) create any fixed or floating charge or debenture, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of the Holding Company except for the purpose of securing the indebtedness of the Company to its bankers/lenders for sums borrowed in the ordinary course of business or in connection with the initial financing of the construction of the Vessels;

      (c) borrow any sum (except from the Holding Company's bankers in the ordinary and proper course of business or in connection with the initial finance of the construction of the Vessels) in excess of a maximum aggregate sum outstanding at any time of US$500,000;

      (d) give any guarantee or indemnity to secure the liabilities or obligations of any person other than in the ordinary course of business;

      (e) sell, transfer, lease, assign or otherwise dispose of a material part of the undertaking, property and/or assets of the Holding Company or contract so to do;

      (f) engage any new employees at remuneration which could exceed the rate of US$125,000 per annum;

      (g) alter any rights attaching to any class of share in the capital of the Holding Company;

      (h) consolidate, sub-divide or convert any of the Holding Company's share capital or in any way alter the rights attaching thereto;

      (i) issue renounceable allotment letters or permit any person entitled to receive an allotment of shares to nominate another person to receive such allotment except on terms that no such renunciation or nomination shall be registered unless the renounces or person nominated is approved by the Board of Directors; or

      (j) create, acquire or dispose of any subsidiary or of any shares in any subsidiary;

      (k) enter into any partnership or profit sharing agreement with any person;

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      (l)   do or permit to be done any act or thing whereby the Holding Company may be wound up (whether voluntarily or compulsorily) save as otherwise expressly provided for in this Agreement;

      (m) issue any securities convertible into shares or debentures or any share warrants or any options in respect of shares;

      (n) acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other body;

      (o) appoint or dismiss any Director but without prejudice to the rights conferred on each of the Shareholders pursuant to Clause 10.3 to appoint and remove Directors;

      (p) create any contract or obligation to pay money or money's worth to any Shareholder or to any Affiliate of such Shareholder or to any other subsidiary of such Affiliate or to any person as a nominee or associate of any such Shareholder (including any renewal thereof or any variation in the terms of any existing contract or obligation);

      (q) issue any shares, options, warrants, rights of pre-emption or any similar rights otherwise than pursuant to the provisions of Clause 5;

      (r) carry on any business or activity other than the construction, ownership, chartering and operation of the Vessel;

      (s)   make any loans; or

      (t) pass any resolutions altering the Holding Company's Statutes.

10.3  COMPOSITION

      Unless and until the Shareholders shall otherwise unanimously agree to the contrary, the Board of Directors shall consist of four (4) persons of whom two shall be appointed by Drillpetro and one each shall be appointed by and represent Techdrill and Westville. Each Shareholder may at any time and from time to time by notice in writing to the others revoke the appointment of the Director(s) appointed by it and appoint another person in his place, and the Shareholders agree to use all their votes in General Meeting to procure such appointment or revocation in accordance herewith.

10.4  MEMBERS AND OFFICERS

      The first members of the Board of Directors of the Holding Company under this joint venture shall be appointed by the Shareholders within 15 days of the signing hereof

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10.5  ALTERNATES

      Each of the Shareholders may appoint any person (including a person who is already a Director) to be the alternate of a Director appointed by it.

      An alternate who is also a Director in his own right shall be entitled when acting as an alternate to a separate vote on behalf of the Director whom he represents in addition to his own vote. A Shareholder may at any time revoke the appointment of an alternate appointed by it and appoint another person in his place. An alternate shall cease to be an alternate upon the revocation of the appointment of the Director for whom he acts as alternate.

10.6  APPOINTMENT AND REVOCATION

      All appointments and revocations of appointment of Directors and their alternates shall be notified in writing by the Shareholder(s) making or revoking the same to the other Shareholders.

10.7  MEETINGS

      The Board of Directors shall meet at least once in every financial year. The Board shall be convened by the President (or his alternate) either on his own initiative or at the request of any other member of the Board of Directors or a Shareholder on 7 days written notice to all Directors. Meetings shall be held at the principal place of business of the Holding Company or at such other place or places as the Board of Directors shall decide. The meeting of the Board of Directors shall be chaired by a Director nominated by Drillpetro. The Board shall keep and maintain in writing minutes of its meetings and a record of all decisions taken thereat, which, minutes shall be signed by the President and those Directors or their alternates who attended the meeting.

      The language used in the meeting of the Board of Directors shall be English and all minutes and covering letters shall be written in English. The Directors/Officers of the Holding Company shall, unless otherwise agreed in writing, be entitled to no remuneration or fees and shall not be entitled to charge the Holding Company with any travelling, accommodation and other expenses incurred by them in connection with the meetings of the Holding Company.

10.8  QUORUM

      Every Director for the time being shall be entitled to receive 7 days written notice of and to attend any meeting of the Board of Directors unless notice is waived in writing by all the Directors entitled to attend and vote. No such meeting shall be validly held unless attended by all four Directors or their alternates.

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10.9  VOTES

      A decision of the Board of Directors shall be by resolution of the Directors passed (unless the provisions of Clause 10.10 shall apply) at a duly constituted Board Meeting. A meeting for which the 7 days notice period has not been observed (whether waived in writing in accordance with Clause 10.8 or not) but at which all Directors either personally or through their alternates are present may pass valid resolutions. However, a Director, or an alternate thereof, shall not be eligible to vote at a meeting of the Board of Directors until and unless the Shareholder whom he represents has contributed in full that amount of other capital contribution from time to time required to be deposited by such Shareholder pursuant to the provisions of this Agreement.

      Subject to the provisions of Clause 10.2 above, a resolution of the Board of Directors shall be valid if the majority of the votes validly cast on such resolution at the meeting are in favour thereof after following the procedures set forth in Clause 10. 1.

10.10 WRITTEN RESOLUTION

      Without the Directors meeting as provided in Clause 10.9 above, an unanimous resolution confirmed in writing by all the Directors or their alternates shall be as effective as a resolution adopted at a meeting of the Board of Directors.

11.   MANAGEMENT COMMITTEE

11.1 The Shareholders may form a management committee (the "Management Committee") to supervise the operations in connection with the construction of the Vessel and subsequent operations. Each Party will appoint one representative to the Management Committee and each representative will have one vote. The Management Committee will meet at least once every two months during the construction of the Vessel and once every six months during the duration of the Petrobras Charter and subsequent drilling contracts. All decisions of the Management Committee shall be unanimous. In the event of deadlock in the Management Committee the matter will be referred to the board of the Holding Company for determination.

12.   COVENANTS AND UNDERTAKINGS OF THE SHAREHOLDERS

12.1 Each Shareholder warrants its power and authority to enter into this Agreement and agrees and undertakes with the other Shareholders that:

      12.1.1Save as may otherwise be agreed in writing between the Shareholders or specifically provided in this Agreement, it will not without the prior written approval of the other Shareholders, sell, mortgage, charge, assign, transfer or otherwise dispose of its interests in this Agreement or in the Holding Company.

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      12.1.2Notwithstanding the provisions of Clause 12.1.1 hereof, a
            Shareholder may transfer to an Affiliate all of its rights duties and obligations under and pursuant to this Agreement provided that the assigning Shareholder shall throughout the duration of this Agreement remain primarily liable for proper performance by its Affiliate.

12.2 The Shareholders shall keep strictly secret and confidential and shall not disclose or communicate to any third party whatsoever any technical, economic, financial, commercial or other information whether or not acquired in an official manner from the other Shareholders or from the Holding Company except if the disclosure of such information is expressly permitted by this Agreement or required by law.

      The Shareholders also undertake not to use for themselves or for other activities the information obtained from the other Shareholder(s) or from the Holding Company without the prior written approval of the Party from whom the information was obtained and each of the Shareholders undertakes to obtain from their employees having access to such information any undertaking to respect the same secrecy obligation.

      The secrecy obligations arising from this Clause 12.2 do not apply to information which is or which may become public or which was already known to the Shareholder(s) when the information was transmitted or which has been received by a third party having power to disclose it.

      The secrecy obligations provided hereinabove will apply after the expiry or the termination of this Agreement for any reason whatsoever during the period of 5 years under the same conditions as those applying during the term of this Agreement.

12.3 The Shareholders shall use their best endeavours to develop the activities of the Holding Company and to further its goodwill within the framework of the laws and regulations applicable to the Holding Company and in the spirit of co-operation which forms the basis of this Agreement.

12.4  CROSS UNDERTAKINGS BY SHAREHOLDERS

      Each shareholder (the "Non Performing Shareholder") agrees to indemnify the other Shareholder or Shareholders ("the Performing Shareholder(s)") in the event of nonperformance or partial performance by the Non Performing Shareholder of any obligation undertaken towards the Lenders under any guarantee if the other shareholder or shareholders voluntarily or by virtue of any counter indemnity or counter guarantee given by it or them to the Lenders performs the obligation on behalf of the Non Performing Shareholder.

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13.   EXIT MECHANISM

13.1 The Parties agree that one or a combination of the following exit mechanisms could apply for the realisation of their investments in the Holding Company:

      (a) the sale of any Vessel and/or all the shares in the Holding Company to a third party.

      (b) the purchase by Westville or its nominee of the interests of Drillpetro and Techdrill in any Vessel or in the Holding Company,

      (c)   the flotation of the Holding Company on a public market; and/or

      (d) the exchange of the interests held in the Holding Company by Drillpetro and Techdrill for shares in Pride International at terms to be agreed and based on industry practice.

      The exit mechanisms to come into effect as and from September 2001. In the event, of a difference of opinion as to the optimum exit strategy, the Parties agree to appoint Jefferies and Company, Inc., investment bankers, to provide advice on the various alternatives in order to maximise each of the Shareholders short term return on investment giving priority to liquidity. Except as otherwise provided herein and unless otherwise advised by Jefferies and Company, Inc., disposition or reduction by a Shareholder of its interest in the Holding Company shall not affect the rights and obligations of any party to the Formaritima Management Agreement.

13.2 Notwithstanding anything contained herein to the contrary, Foramer and Maritima shall at all times each have preemption purchase rights to purchase the others or the others Affiliates direct or indirect interests or beneficial interests in the Project Companies and the Joint Venture in accordance with the procedure in Clause 14.

14.   TRANSFER OF SHARES PROCEDURE

14.1 Save where the transfer of shares and quasi equity (the Interest is not authorized pursuant to Clause 12 for a given period as defined therein, any Shareholder may be authorized to seek to dispose of all its Interest - and not only part of it - to a non Affiliate, by the remaining Shareholders under the following conditions and procedure.

      FIRST, the Shareholder wishing to dispose of all its Interest must have received from a bona fide non Affiliate an offer to buy all of its Interest in the Holding Company together with an acceptance to be bound by all the terms and conditions of this Agreement including where relevant the performance of any guarantee or other outstanding obligation, which is due by the Shareholder wishing to sell by way of substitution of guarantee or Counter Guarantee Indemnity (if approved by the Lenders).

      SECOND, upon receipt of such offer the Shareholder wishing to sell shall inform forthwith the Holding Company and each Shareholder in writing ("Transfer Notice") of its intention to dispose of all its Interest in the Holding Company together with the sale price and conditions of sale, the name and particulars of the non Affiliate ready to purchase and request authorisation to do so.

      THIRD, the other Shareholders shall have a period of 21 days to consider the proposed sale of Interest. At the expiry of the said 21 days period, each of the other Shareholders shall notify to the Shareholder wishing to sell their decision either approving the sale, in which case the sale shall proceed subject to the non Affiliate entering into a Deed of Adherence in the agreed form given in Appendix 2, or disapproving the sale to the non Affiliate.

      FOURTH, in the case where all of the other Shareholders disapprove of the sale, these other Shareholders shall be obliged to purchase all of the Interest of the disposing Shareholder at the conditions specified in the offer of the non Affiliate - the sale to the remaining shareholders shall be done prorata with their existing Interest in the Holding Company. Should not all of the other Shareholders accept to purchase the offered Interest, it shall be sold to the accepting Shareholder in exchange for payment of the sale price in full.

      However, should the accepting Shareholder not be prepared to take all of the offered Interest, the offering Shareholder will be permitted to sell all of its Interest only to the non Affiliate who made the original bona fide offer.

      FIFTH, the sale to the incoming Shareholder shall only be registered in the Register of Shareholders of the Holding Company when payment has been made in full and the Deed of Adherence entered into and the documentation relating to outstanding obligations of the disposing Shareholder have been transferred to the acquiring Shareholder and have been completed and are in force.

14.2 Provided always that where the Loan Agreements restricts in any way and whatever form such transfer of Interest, the Shareholders shall not (i) transfer their Interest without prior written approval from the Lenders and (ii) do anything which may cause an Event of Default under the Loan Agreement.

15.   TERMINATION FOR BANKRUPTCY, RECEIVERSHIP, ADMINISTRATION OR LIQUIDATION

      If at any time any Shareholder shall become bankrupt or go into receivership, administration or liquidation whether compulsory or voluntary or enter into any scheme of arrangement or composition with its creditors (except for the purpose of a bona fide reconstruction or amalgamation) then its interest in the Holding Company shall be disposed of in accordance with the procedure set out in Clause 14 unless that procedure cannot, in law, be followed.

16.   DEADLOCK

16.1 This Clause shall apply in any case where a matter relating to the affairs of the Holding Company has been considered by the Board of Directors but the Board of Directors is unable to reach a unanimous decision where required by Clause 10.2, on the matter or in the event that a meeting of the Board of Directors has been convened in accordance with 10.7 herein and no quorum in accordance with 10.8 has been achieved at said meeting or subsequent reconvened meeting called within the next 10 Days. Any such case is hereinafter referred to as a "deadlock". For purposes of this Clause 16, Drillpetro and Techdrill shall be deemed to be one Shareholder for as long as they are under common control.

16.2 In any case of deadlock, each of the Shareholders shall within seven (7) Days of such deadlock having arisen or become apparent, cause its appointees on the Board of Directors to prepare and circulate to the other Shareholders and other Directors a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement shall be considered by the Managing Director (or equivalent officer) of each Shareholder then holding office who shall respectively use their reasonable endeavours to resolve such dispute. If they agree upon a resolution or disposition of the matter they shall jointly execute a statement setting forth the terms of such resolution or disposition and the Shareholders shall exercise the voting rights and other powers of control available to them in relation to the Holding Company to procure that such resolution or disposition is fully and promptly carried into effect.

16.3 If the dispute has not been resolved in accordance with the provisions set out above within fifteen (15) Days after delivery of the memorandum or statement mentioned herein or such longer period as the Shareholders may agree in writing then any Shareholder (the "Offeror") may serve a notice in writing (the "Offer Notice") on both of the other Shareholders (the "Offerees") of its desire to resolve the position by offering to sell its Shares (the "Offerors Shares") to the Offerees pro-rata to each of the Offerees participation in the Holding Company or, failing which, to purchase one or both of the Offerees, Shares at the same price.

16.4  The Offer Notice shall be expressed to:

      (i) constitute an offer, open for acceptance by each Offeree for 90 Days from the date of service of the Offer Notice ("Offeree Purchase Period") by the Offeror to sell at a specified price (the "Sale Price") (but on no other conditions) all (but not some only) of the Offeror's Shares to each of the Offerees pro-rata to the Offerees participation in the Holding Company;

      (ii) constitute an Offer by the Offeror to purchase all (but not some only) of each of the Offeree's Shares at the Sale Price in accordance with the provisions of this paragraph on the business day (as defined in Clause 20.3) falling 30 Days after the end of the Offeree Purchase Period provided that such Offeree has not exercised its right to purchase the Offerors Shares before the end of the Offeree Purchase Period; and

      (iii) be irrevocable without the written consent of all Shareholders.

16.5 Each Offeree may at any time before the expiry of the Offeree Purchase Period serve notice in writing upon the Offeror of its desire to purchase all (but not some only) of the Offeror's Shares offered to it at the Sale Price (the "Offeree Purchase Notice") which may not be expressed to be subject to the fulfillment of any conditions whatsoever. Upon service of an Offeree Purchase Notice on the Offeror, the Offeror shall be bound to sell, and the Offeree shall be bound to purchase, all the Offerors Shares offered to it at the Sale Price, which the Offeror shall transfer free from all claims, equities, liens and encumbrances together with all rights attached thereto,

16.6 If either Offeree does not serve an Offeree Purchase Notice before the expiry of the Offeree Purchase Period, it shall be deemed to have declined the offer constituted by the Offer Notice to sell the Offeror Shares to the Offeree and such Offeree shall be bound to sell, and the Offeror shall be bound to purchase, all such Offeree's Shares at the Sale Price and which such Offeree shall transfer free from all claims, equities, liens, charges and encumbrances together with all rights attached thereto.

16.7 Completion of any sales and purchases contemplated by this Clause 16 shall take place within fourteen Days of such sale and purchase obligation becoming binding as above written and the selling party(ies) shall deliver to the purchasing party(ies) executed transfer(s) and documents of title in exchange for a banker's draft drawn on a first class U.S. bank for an amount equal to the relevant Sale Price. Each of the Shareholders appoints the other Shareholders irrevocably and by way of security for the performance of their respective obligations under this Clause 16 its attorney to execute any necessary document required to be executed by it under the provision of this Clause 16.

16.8 In the event that more than one Offer Notice is served, the notice first served shall prevail. In the event that more than one Offer Notice is served simultaneously, then the Offer Notice with the higher Sale Price shall prevail.

16.9 In the event that, at the time of any failure to find a resolution or disposition in accordance with sub-clause 16.3 above, there are only two Shareholders, the provisions of this Clause 16 shall apply mutatis mutandis.

16.10 In the event that a Party, pursuant to the provisions of this Clause 16 or those of Clause 14 (Transfer of Shares), has disposed or is disposing of the whole of its interest in the Holding Company (the "Disposing Party"), then if the Disposing Party has during the course of its participation in the joint venture been required to provide to any Lender or Lenders guarantee(s) of the performance by the Holding Company of any of its obligations under any loan or security documentation executed in favour of such

      Lender(s) or any counter indemnities in favour of any third party(ies) and such guarantee(s) or counter indemnities is/are still outstanding and in full force and effect at the time of the disposition by the Disposing Party of its interest in the Holding Company, then at the option of the Disposing Party and having regard to the requirements of any Lender(s), either:-

      (i) the acquirer of such interest from the Disposing Party or the remaining Shareholder(s) shall issue replacement guarantee(s)/counter indemnities in favour of and satisfactory to such Lender(s)/third party(ies) on the same terms as those guarantee(s)/counter indemnities originally provided to such Lender(s)/third party(ies) by the Disposing Party whose guarantee(s)/counter indemnities shall then be deemed terminated; or

      (ii) the acquirer of such interest or the remaining Shareholder(s) shall be obliged to procure the issue of an indemnity in favour of the Disposing Party and its Affiliate(s) in respect of such guarantee(s)/counter indemnities by a company of substance or reputable bank or lending institution acceptable to the Disposing Party and in a form reasonably satisfactory to the Disposing Party.

16.11 In the event that a Party, has pursuant to the provisions of this Clause 16 or those of Clause 14, disposed of the whole of its Interest in the Holding Company, that Party shall be entitled to receive for the benefit of its relevant Affiliate from the acquirer or acquirers of aforesaid interest an early termination fee for termination of management (if that occurs) equal to the aggregate of the number of Days of management fee lost between date of transfer of sale of shares and the final date of the firm term of the Charter discounted at ten per cent (10%) per annum.

17.   DISSOLUTION OF THE HOLDING COMPANY

17.1 Upon the dissolution of the Holding Company pursuant to this Agreement the Shareholders shall each forthwith account to the Holding Company for any unpaid capital or other indebtedness owing by them to the Holding Company and the assets of the Holding Company shall be applied and distributed in the following manner and order of distribution:

      17.1.1 To the payment of all debts and liabilities (if any) of the Holding Company exclusive of capital contributions of the Shareholders.

      17.1.2 To the repayment to the Shareholders rateably of the net amount of capital contributed by the Shareholders and which has not already been withdrawn; and

      17.1.3 The surplus, if any, of the assets then remaining shall be divided between the Shareholders in accordance with the proportions in which they contributed to the capital at the time immediately prior to liquidation.

      17.1.4 All accounting decisions and accounting of termination shall be in accordance with US GAAP approved or adopted by the auditors for the time being of the Holding Company.

      17.1.5 Nothing in this Clause 17 shall be deemed a satisfaction, waiver or discharge of any claims or causes of action by one Shareholder against the others except to the extent that the same may have been agreed as having been taken into account in any computation or adjustment made pursuant to this Clause.

18.   FREEDOM OF ACTION

      Nothing contained in this Agreement shall be construed as constituting the Shareholders the partners of each other, nor as restricting the Shareholders (or any of them) in the conduct of their separate businesses.

19.   FEES AND EXPENSES

19.1 The Shareholders shall each bear all legal fees and other expenses incurred by them in negotiating this Agreement.

19.2 During the construction of the Vessel each Shareholder shall invoice the Holding Company at an agreed rate of US$150,000 per annum (pro rated for partial years) in respect of its internal administration costs etc in relation to its support to the Holding Company.

20.   NOTICE

      Any notice or communication required pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given or made:

20.1 On the next business day after the same shall have been delivered by hand to the relevant Shareholder(s) against receipt at the addresses specified below or immediately if sent by fax:

      The addresses for service shall be as follows:

      (a)   in the case of DRILLPETRO
            Saffrey Square
            Suite 205
            Bank Lane
            P O Box N8188
            Nassau Bahamas
            Fax: 44 1481 710254

      (b)   in the case of TECHDRILL
            Saffrey Square
            Suite 205
            Bank Lane
            P O Box N8188
            Nassau Bahamas
            Fax: 44 1481 710254

      (c)   in the case of WESTVILLE                      WITH A COPY TO:
            c/o Arias Fabrega & Fabrega Trust Co     Pride International, Inc.
            Omar Hodge Building                      President
            Wickhams Cay                             5847 San Felipe, Suite 3300
            Road Town                                Houston, Texas 77057
            Tortola                                  Fax: 1 713 914 9796
            British Virgin Islands
            Fax: 1809 494 4980

20.2 A Shareholder may from time to time notify to the others within five Days prior notice of a change of address and/or fax. Any notice sent by fax shall also be promptly confirmed by prepaid registered mail.

20.3 For the purpose of Clause 20.1 "business day" shall be a day on which Banks and similar financial institutions are open for business in the United States of America, England, France and Brazil.

21.   MISCELLANEOUS

21.1 The Shareholders may waive specifically but only in writing, any breaches of this Agreement, but no such waiver shall be deemed to constitute a waiver of similar, subsequent or other breaches.

21.2 No alterations to the provisions of this Agreement shall be effected unless made in writing duly executed by or on behalf of each of the Shareholders.

21.3 Each Shareholder shall at all times execute such further documents and carry out such further actions as may be requisite for giving full effect to the provisions of this Agreement.

21.4 The clause and other headings contained in this Agreement are for reference only and shall not affect its interpretation.

21.5 The provisions of this Agreement shall prevail over any provision of the constitution of the Holding Company and each Shareholder undertakes to do whatever is required to give effect to that intention.

22.   LAW AND ARBITRATION

22.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of England,

22.2 Subject to the provisions of Clause 5 and Clause 16 hereof any dispute or difference arising in connection with this Agreement shall if possible be settled by mutual amicable agreement.

22.3 Should such settlement not be possible the dispute or difference shall be referred to Arbitration in London in accordance with the provisions of the Arbitration Act 1996 and any statutory modifications or re-enactments thereof for the time being in force and shall be referred to a single arbitrator (an "Arbitrator") to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of the single Arbitrator the dispute shall be settled by three Arbitrators, with Drillpetro appointing one Arbitrator and Westville appointing one Arbitrator and the third being appointed by the Chairman of the London Maritime Arbitrators Association.

22.4 If any of the appointed Arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new Arbitrator in his place.

22.5 If a Party or parties fails to appoint an Arbitrator, either originally or by way of substitution, for two weeks after the other party or parties having appointed its/their Arbitrators have sent the party(ies) making default notice by mail or facsimile to make the appointment, the non defaulting Party(ies) may apply to the Chairman for the time being of the London Maritime Arbitrators Association to appoint an Arbitrator on behalf of the Party(ies) making default.

22.6 The award rendered by the Arbitration Court shall be final and binding upon the Parties and may if necessary be enforced by the Court or other competent authority in the same manner as a judgment in the Court of Justice.

22.7 Performance under this Agreement shall, as far as is reasonably possible, continue during the Arbitration proceedings.

23.   PREVAILING AGREEMENT

      If there is a conflict between any of the terms of this Agreement, and the terms of the Articles of Incorporation and By-Laws of the Holding Company, the terms of this Agreement shall prevail as between the Shareholders, and the Shareholders shall take all such action as shall be necessary for the purpose of this Clause to ensure that the terms of this Agreement prevail. Notwithstanding the foregoing or anything else contained herein or in any other Related Agreement, the Shareholders acknowledge that they and their respective Affiliates will jointly participate with representatives of the Lenders in the negotiation and preparation of the Loan Agreement. If and to the extent there are any discrepancies or conflicts between the terms of this Agreement or other Related Agreements and Statements made in the Loan Agreement, then the Loan Agreement will control.

24.   ANNOUNCEMENTS

      No public announcement or communication (other than to the extent required by law or by any other regulation) concerning the transactions referred to in this Agreement shall be made or issued by any Party to this Agreement without the prior written consent of all the Parties but such approval shall not be unreasonably withheld or delayed.

25.   INVALIDITY

      If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not as a result be in any way affected or impaired.

26.   CONDITION PRECEDENT

      It is a condition precedent to the coming into effect of this Agreement and the Related Documents that Drillpetro shall have procured the assignment to the Holding Company of the Petrobras Agreement.

27.   FCPA

      The Parties recognize that Westville and Foramer are both subsidiaries of the U.S. Holding Company, Pride International, Inc. All parties are familiar with the U.S. Foreign Corrupt Practices Act ("FCPA") and its purposes. In particular, all parties are familiar with FCPA's prohibition of the payment of or the giving of anything of value, either directly or indirectly, by a United States Company or any of its subsidiaries to an official of a foreign government for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with a foreign government to assist a company in obtaining or retaining business for or with or directing business to any person.

      If there is reason to believe that any monies being paid by or on behalf of the Joint Venture are being used for improper purposes, including, but not limited to, direct or indirect payments to a government official, any member of a ruling family, political party, government official or employee or agent of a government controlled oil company for the purposes of influencing any act which may result in any of the Project Companies or the Project Group obtaining or retaining business, the non-offending Parties shall have the right to sell or otherwise dispose of all or a part of their interest in the Project Company and/or any of the Project Group to the offending Party or Parties or any third party, subject to the pre-emption provisions in the Related Agreements, and any cost or expenses created by a forced sale or the early sale of such interest in order to avoid any claim for violation of the FCPA shall be for the account of the offending Party or Parties or any third party transferee.

IN WITNESS WHEREOF this Agreement has been executed by or on behalf of the Parties hereto the day and year first above.

SIGNED by /s/ GERMAN EFROMOVICH                       )
for and on behalf of                                  )
DRILLPETRO INC. /s/ Illegible                         )
in the presence of:                                   )

SIGNED by /s/ GERMAN EFROMOVICH                       )
for and on behalf of German Efromovich                )
TECHDRILL INC. /s/ Illegible                          )
in the presence of:                                   )

SIGNED by /s/ Illegible                               )
for and on behalf of                                  )
WESTVILLE MANAGEMENT CORPORATION                      )
in the presence of: /s/ FRIDA MARTINEZ                )

                                   APPENDIX 1

                            PETRODRILL SEVEN LIMITED

I.    BUDGET PROJECTION:

                                                               (Amounts
SOURCES OF FUNDS                                               in Thousands)

      Net Proceeds from Issuance of the Notes
      Equity Contribution
      Investment Earnings
      Mobilization Fees
            TOTAL SOURCES OF FUNDS

USES OF FUNDS

      Completion and Delivery Costs(1)
            Shipyard Costs
            Owner-Furnished Equipment
            Basic Design Engineering
            Insurance
            Mobilization Costs
            Total Interest Expense During Completion and Delivery(2) Spare Parts, Manuals and Training
            Contingency
       Total Completion and Delivery Costs
       Development Costs and Fees
       Debt Service Reserve

            TOTAL USES OF FUNDS

II.   SHAREHOLDER CONTRIBUTIONS:

            DRILLPETRO        (55%)
            TECHDRILL         (15%)
            WESTVILLE         (30%)

TOTAL CONTRIBUTION


________
1 Assumes no late delivery penalties will be payable on delivery of the Rigs to Petrobras, either against the mobilization or otherwise. 2 Assumes a weighted average interest rate of 10.15% per annum.

III.  OVERRUNS:

            Notwithstanding Clause 5.2 of the Agreement, the Shareholders agree that in the event of any overruns in the capital/operating budget, each Shareholder shall immediately contribute their pro-rata share of any such overrun amount up to US$50,000,000 without any further action by the Board of Directors or General Assembly, subject only to the other conditions of Clause 5 of the Agreement.